Exhibit 99

From: Rick James (media)
            414-221-4444

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

          April 29, 2008

Wisconsin Energy posts first quarter earnings

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $123 million or $1.04 per share for the first quarter of 2008. This compares with earnings of $101 million or 85 cents per share from continuing operations in last year's first quarter.

"A cold, snowy winter drove electric and natural gas usage higher across Wisconsin and the Upper Peninsula of Michigan. Our electric sales were the highest for any winter quarter in our history and our natural gas sales were the second highest for any quarter in our history," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer.

Total retail sales of electricity increased by 2.0 percent over the first quarter of 2007. Consumption of electricity by residential customers rose by 2.8 percent - driven by the extended cold weather and customer growth. Electricity use by large commercial and industrial customers was up by 2.1 percent compared with last year's first quarter, while usage by small commercial and industrial customers grew by 1.3 percent.

First quarter 2008 revenues were $1.43 billion compared with $1.30 billion in the first quarter last year. At the end of March, the company was serving 7,200 more electric customers and 7,900 more natural gas customers than a year ago.

"We're pleased with our first quarter results," Klappa added. "Overall, our gas and electricity networks held up well, and we were able to meet the record winter demands for energy in our region.

"During the quarter, we also made progress on our Power the Future plan. This year, we will invest nearly $1.2 billion to upgrade the energy infrastructure of the region," Klappa said. "In fact, two major projects-our Blue Sky Green Field wind farm and the second natural gas-fired unit at Port Washington-are expected to enter commercial service within the next 60 days."

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call
A conference call is scheduled for 1 p.m. Central time on Tuesday, April 29, 2008. The presentation will review 2008 first quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 888-690-2874 up to 15 minutes before the call begins. International callers may dial 913-312-1447. The confirmation code is 1349562. Access also may be gained through the company's Web site www.wisconsinenergy.com. Click on the icon for the "First Quarter 2008 Earnings Release & Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its first quarter performance. The materials will be available at 7:30 a.m. Central time on April 29. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and accessible through May 6, 2008. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 1349562.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy technology and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $11 billion of assets, approximately 5,000 employees and more than 50,000 stockholders of record.

Tables Follow

# # #

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31

	2008	2007

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,431.8	$1,301.1

Operating Expenses
Fuel and purchased power	338.2	229.5
Cost of gas sold	560.3	473.8
Other operation and maintenance	369.6	303.0
Depreciation, decommissioning
and amortization	77.7	84.1
Property and revenue taxes	27.1	26.2

Total Operating Expenses	1,372.9	1,116.6

Amortization of Gain	159.0	-

Operating Income	217.9	184.5

Equity in Earnings of Transmission Affiliate	11.5	10.7
Other Income, Net	10.6	13.2
Interest Expense, Net	39.2	42.7

Income From Continuing
Operations Before Income Taxes	200.8	165.7

Income Taxes	77.6	64.6

Income From Continuing Operations	123.2	101.1

Loss From Discontinued
Operations, Net of Tax	-	(0.2)

Net Income	$123.2	$100.9

Earnings Per Share (Basic)
Continuing operations	$1.05	$0.86
Discontinued operations	-	-

Total Earnings Per Share (Basic)	$1.05	$0.86

Earnings Per Share (Diluted)
Continuing operations	$1.04	$0.85
Discontinued operations	-	-

Total Earnings Per Share (Diluted)	$1.04	$0.85

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	117.0
Diluted	118.3	118.7

Dividends Per Share of Common Stock	$0.27	$0.25

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	March 31, 2008	December 31, 2007

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$7,911.7	$7,681.2

Investments
Restricted cash	300.4	323.5
Equity investment in transmission affiliate	241.7	238.5
Other	36.9	42.7

Total Investments	579.0	604.7

Current Assets
Cash and cash equivalents	24.2	27.4
Restricted Cash	342.9	408.1
Accounts receivable	521.4	361.8
Accrued revenues	259.4	312.2
Materials, supplies and inventories	235.1	361.3
Regulatory Assets	82.5	164.7
Prepayments and other	191.5	214.2

Total Current Assets	1,657.0	1,849.7

Deferred Charges and Other Assets
Regulatory assets	906.3	961.6
Goodwill	441.9	441.9
Other	182.2	181.2

Total Deferred Charges and Other Assets	1,530.4	1,584.7

Total Assets	$11,678.1	$11,720.3

Capitalization and Liabilities

Capitalization
Common equity	$3,191.5	$3,099.2
Preferred stock of subsidiary	30.4	30.4
Long-term debt	2,974.2	3,172.5

Total Capitalization	6,196.1	6,302.1

Current Liabilities
Long-term debt due currently	403.2	352.8
Short-term debt	1,006.4	900.7
Accounts payable	422.1	478.3
Regulatory liabilities	471.1	563.1
Other	330.2	207.9

Total Current Liabilities	2,633.0	2,502.8

Deferred Credits and Other Liabilities
Regulatory liabilities	1,267.5	1,314.3
Deferred income taxes - long-term	542.9	551.7
Deferred revenue, net	397.7	347.7
Other	640.9	701.7

Total Deferred Credits and Other Liabilities	2,849.0	2,915.4

Total Capitalization and Liabilities	$11,678.1	$11,720.3

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,

	2008	2007

	(Millions of Dollars)
Operating Activities
Net income	$123.2	$100.9
Reconciliation to cash
Depreciation, decommissioning and amortization	82.4	86.9
Deferred income taxes and investment tax credits, net	(9.9)	(19.9)
Working capital and other	148.1	195.0

Cash Provided by Operating Activities	343.8	362.9

Investing Activities
Capital expenditures	(348.2)	(290.2)
Change in restricted cash	88.3	-
Other investing activities	(20.1)	(19.2)
Unrestricted proceeds from asset sales	9.1	5.1

Cash Used in Investing Activities	(270.9)	(304.3)

Financing Activities
Common stock issued (repurchased), net	(2.8)	(17.1)
Dividends paid on common stock	(31.6)	(29.2)
Change in debt, net	(42.3)	(29.7)
Other financing activities	0.6	4.5

Cash Used in Financing Activities	(76.1)	(71.5)

Change in Cash	(3.2)	(12.9)

Cash at Beginning of Period	27.4	37.0

Cash at End of Period	$24.2	$24.1